Filed pursuant to Rule 424(b)(3)

Registration No. 333-266433

PROSPECTUS SUPPLEMENT NO. 15

(To the Prospectus Dated August 9, 2022)

biote Corp.

Up to 5,000,000 Shares of Common Stock

This prospectus supplement updates and supplements the prospectus dated August 9, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-266433). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in the Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 11, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

You should read this prospectus supplement in conjunction with the Prospectus, including any amendments or supplements to it. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus. You should not assume that the information provided in this prospectus supplement, the Prospectus or any prior prospectus supplement is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement, the Prospectus, or any prior prospectus supplement, nor any sale made hereunder or thereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained in this prospectus supplement, the Prospectus or any prior prospectus supplement is correct as of any time after the date of that information.

Our Class A Common Stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”), under the symbol “BTMD.” On January 16, 2024, the last reported sales price of our Class A Common Stock was $4.61 per share.

We are an “emerging growth company” and “smaller reporting company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 9 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 17, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 8, 2024 biote Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-40128	85-1791125
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1875 W. Walnut Hill Ln #100
Irving, Texas 75038
(Address of principal executive offices, including zip code)

(844) 604-1246

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BTMD	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2024, biote Corp. (the “Company”) appointed Robert Peterson as Chief Financial Officer (principal accounting and principal financial officer) of the Company, effective immediately. Mr. Peterson will succeed Samar Kamdar who is currently expected to stay with the Company through February 29, 2024 to assist with the transition and work on special projects.

Mr. Peterson, age 47, joins the Company from Virbac Corp., an animal health pharmaceutical company, where he served as the chief financial officer from September 2017 to January 2024. Mr. Peterson is a Certified Public Accountant and holds a Bachelor’s in Business Administration and a Masters in Business Administration from Texas Christian University.

In connection with his appointment as Chief Financial Officer, the Company entered into an employment agreement with Mr. Peterson, dated as of January 8, 2024 (the “Employment Agreement”). The Employment Agreement provides for Mr. Peterson’s at-will employment as the Chief Financial Officer for a term commencing on January 8, 2024 and continuing until terminated by either the Company or Mr. Peterson. Under the terms of the Employment Agreement, Mr. Peterson will be entitled to: (i) an annualized base salary of $425,000 per year; (ii) annual bonus up to 50% of his base salary; (iii) an initial grant of (a) restricted stock units valued at $177,000 and (b) 400,000 options to purchase shares of the Company’s Class A common stock, in each case pursuant to the Company’s 2022 Equity Incentive Plan and eligibility to participate in the 2022 Equity Incentive Plan; and (iv) eligibility to participate in the Company’s employee benefit plans and programs in accordance with the terms and conditions of the applicable plans and programs.

Other than the foregoing, Mr. Peterson is not party to any arrangement or understanding with any other pursuant to which he was appointed as an officer, nor is he party to any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K involving the Company. There are no family relationships between Mr. Peterson and any of the Company’s directors and executive officers.

The foregoing description of the Employment Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Samar Kamdar, the Company’s current Chief Financial Officer, will transition out of his role, effective immediately. However, Mr. Kamdar is currently expected to remain employed by the Company through February 29, 2024. Mr. Kamdar’s transition is unrelated to the Company’s financial results or any disagreement with the Company over its accounting principles, practices or financial disclosures. The Company thanks Mr. Kamdar for his service to the Company and its stockholders.

On January 11, 2024, Mr. Kamdar entered into an executive transition agreement with the Company (the “Transition Agreement”), which specifies the terms of his continuing employment during the transition period. Pursuant to the Transition Agreement, Mr. Kamdar will remain employed with the Company through February 29, 2024, to assist with the transition and work on special projects. Throughout the term of the Transition Agreement, Mr. Kamdar will continue to receive the rate of base salary currently in effect and will be eligible to receive up to $140,000 as an additional severance benefit, subject to certain conditions. Except as otherwise set forth in the Transition Agreement, all other terms and conditions set forth in Mr. Kamdar’s Employment Agreement, effective as of July 25, 2022, by and between BioTE Medical, LLC and Samar Kamdar, as amended by the Amendment to the Employment Agreement, effective as of August 24, 2022, by and between BioTE Medical, LLC and Samar Kamdar, copies of which were filed as Exhibits 10.1 and 10.2, respectively, to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 11, 2022, and each of which is incorporated herein by reference, are expected to remain in full force and effect.

The above description of the Transition Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Transition Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Item 7.01 Regulation FD Disclosure.

On January 11, 2024, the Company issued a press release with respect to the management changes described in Item 5.02 of this Current Report on Form 8-K. A copy of the Company’s press release is being furnished as Exhibit 99.1 to this Form 8-K. The exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 11, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOTE CORP.

By:	/s/ Teresa S. Weber
Name:	Teresa S. Weber
Title:	Chief Executive Officer

Date: January 11, 2024

Exhibit 99.1

Biote Names Robert Peterson as Chief Financial Officer

IRVING, TX — January 11, 2024 — biote Corp. (NASDAQ: BTMD) (“Biote” or the “Company”), a leading solutions provider in preventive health care through the delivery of personalized hormone optimization and therapeutic wellness, today announced that Robert Peterson has been named Chief Financial Officer, effective January 8, 2024. Mr. Peterson will lead Biote’s finance operations, including accounting and controllership, financial planning and analysis, financial reporting, internal audit, tax, treasury and investor relations. Mr. Peterson succeeds Samar Kamdar, who is transitioning to pursue other opportunities, but will remain as an advisor to the Company during a transition period. Mr. Kamdar’s transition is unrelated to the Company’s financial results or any disagreement with the Company over its accounting principles, practices or financial disclosures.

Mr. Peterson brings 15 years of health and wellness industry experience as well as public company experience to Biote. Prior to joining the Company, he served as Executive Vice President, Chief Financial Officer of Virbac Corporation, a subsidiary of Virbac S.A., a global veterinary pharmaceutical and wellness company. Additionally, he spent eight years at Alcon Laboratories/Novartis Eye Care, where he held roles of progressive responsibility, including Global Head of Business Planning and Analysis as well as Finance Manager Investor Relations.

Terry Weber, Biote Chief Executive Officer, said, “Bob is a proven and highly accomplished finance executive, with a record of driving successful financial and operational performance across organizations. His extensive experience and deep expertise in financial planning and analysis will be instrumental as we execute on our strategic vision to become the leading provider of evidence-based therapeutic wellness solutions.”

Ms. Weber continued, “I appreciate Samar’s assistance in ensuring a smooth transition period. On behalf of our Board of Directors, I want to thank Samar for his valuable contributions and wish him the best in his future endeavors.”

Mr. Peterson commented, “I am pleased to join Biote at this pivotal time as the company continues to expand into the growing market for therapeutic wellness. I look forward to working with Biote’s management team to maximize our growth opportunities, further our operating efficiencies and deliver on our financial objectives.”

About Biote

Biote is transforming healthy aging through innovative, personalized hormone optimization and therapeutic wellness solutions delivered by Biote-certified medical providers. Biote trains practitioners to identify and treat early indicators of aging conditions, an underserved global market, providing affordable symptom relief for patients and driving clinic success for practitioners.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of the forward-looking statements can be identified by the use of forward-looking words. Statements that are not historical in nature, including the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “hope,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “might,” “ongoing,” “potential,” “predict,” “would” and other similar expressions, are intended to identify forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual results or developments to differ materially from those expressed or implied by such forward-looking statements, including but not limited to: the success of our dietary supplements to attain significant market acceptance among clinics, practitioners and their patients; our customers’ reliance on certain third parties to support the manufacturing of bio-identical hormones for prescribers; our and our customers’ sensitivity to regulatory, economic, environmental and competitive conditions in certain geographic regions; our ability to increase the use by practitioners and clinics of the Biote Method at the rate that we anticipate or at all; our ability to grow our business; the significant competition we face in our industry; the impact of strategic acquisitions and the implementation of our growth strategies; our limited operating history; our ability to protect our intellectual property; the heavy regulatory oversight in our industry; changes in applicable laws or regulations; the inability to profitably expand in existing markets and into new markets; the possibility that we may be adversely impacted by other economic, business and/or competitive factors, including recent bank failures; and future exchange and interest rates. The foregoing list of factors is not exhaustive. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of the Biote’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 and other documents filed by Biote from time to time with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Biote assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Biote does not give any assurance that it will achieve its expectations.

Contacts

Investor Relations:

Eric Prouty

AdvisIRy Partners

eric.prouty@advisiry.com

Media:

Press@biote.com